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                                                                   EXHIBIT 10.14

                         TRANSCEND THERAPEUTICS, INC.
                              640 Memorial Drive
                             Cambridge, MA  02139


                               October 23, 1998


Mr. B. Nicholas Harvey
c/o Transcend Therapeutics, Inc.
640 Memorial Drive
Cambridge, MA  02139

Dear Nick:

     As you know, at the Board meeting held on September 29, 1998, the Board reviewed your compensation package and made several decisions with respect to salary, cash bonuses, severance and benefits. This letter will set forth the compensation-related determinations made by the Board at this meeting. Based upon my conversations with you, it is my understanding that you have agreed to this compensation package, and I ask that you countersign this letter in the space provided below to indicate your agreement.

     We have agreed as follows:

     1.   Salary.  Effective as of August 19, 1998, your annual salary will be
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increased from $150,000 to $180,000.  Salary will continue to be paid in accordance with normal Company policies.

     2.   Cash Bonus.  In the event that the Company is acquired by, or combines
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with, another company, whether in the form of a merger, reverse merger, sale of assets or other form of acquisition transaction (an "Acquisition Transaction"), you will be entitled to earn either a $100,000 cash bonus or a $200,000 cash bonus, in each case, payable upon closing of the Acquisition Transaction if you remain employed by the Company until the closing of such transaction. The bonus shall be paid in accordance with the following provisions:

          a. The cash bonus payable upon the closing of an Acquisition Transaction shall be (i) $100,000 if the consideration paid to Transcend (or its stockholders) is less than 115% of the Net Cash Value of Transcend, or (ii) $200,000 if the consideration paid to Transcend (or its stockholders) is equal to or greater than 115% of
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Mr. B. Nicholas Harvey
October 23, 1998
Page 2


             the Net Cash Value of Transcend.

          b. In making the determinations set forth above, Net Cash Value means the projected net cash of the Company at the closing of the Acquisition Transaction (after allowance for or payment of accounts payable, accrued expenses, contingencies and transaction costs). The value of securities received by Transcend's stockholders shall be measured as of the signing of the acquisition agreement.

          c. In the case of a reverse merger or similar transaction in which Transcend is the surviving entity, the "consideration paid to Transcend (or its stockholders)" shall be determined in good faith by the Board of Directors of Transcend based upon the valuation of the other company in the Acquisition Transaction and the market value of the securities retained by Transcend stockholders as of the closing of the Acquisition Transaction.

     3.   Severance.  At the closing of the Acquisition Transaction, Transcend
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will pay you any accrued vacation pay owed to you, plus either (a) $90,000 (six month's salary) as a lump sum severance payment, if you become an employee of the acquiror or remain an employee of Transcend after the closing of the Acquisition Transaction or (b) $180,000 (12 months' salary) if you do not become an employee of the acquiror or remain an employee of Transcend after the closing of the Acquisition Transaction. In addition, if you become an employee of the acquiror or remain an employee of Transcend after the closing of the Acquisition Transaction (and hence receive $90,000 as of the closing), you shall receive an additional $90,000 if, at any time during the 12 months period following the closing, you cease to be employed by the acquiror or Transcend for any reason. Such additional $90,000 (plus any applicable payroll taxes) shall be placed into escrow at the closing of the Acquisition Transaction and paid to you within 15 days after you notify the escrow agent that you are no longer so employed.

     4.   Healthcare Benefits.  Transcend will maintain in effect, or cause the
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acquiror to maintain in effect, or arrange for a personal policy covering, your existing medical insurance benefits (or substantially equivalent benefits) for up to 12 months following the closing of the Acquisition Transaction at no cost to you. This obligation shall terminate at such time as you have secured employment (other than with
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Mr. B. Nicholas Harvey
October 23, 1998
Page 3

Transcend or the acquiror).

     5.   Computer Equipment.  As with other Transcend employees, you will be
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entitled to retain one computer for your personal use.  Any taxes payable on the disposition of this property by Transcend will be payable by you.

     If the foregoing accurately reflects our mutual agreement, please countersign this agreement in the space provided below.


                              Sincerely yours,

                              TRANSCEND THERAPEUTICS, INC.


                               /s/ Gerard M. Moufflet
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                           By: Gerard M. Moufflet
                               Chairman, Compensation Committee


AGREED:


/s/ B. Nicholas Harvey
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B. Nicholas Harvey